UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 19, 2013

Cardinal Health, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017
(Address of principal executive offices) (Zip Code)

(614) 757-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events
Cardinal Health, Inc. is filing this Current Report on Form 8-K to reflect the retrospective adoption of amended accounting guidance issued by the Financial Accounting Standards Board (“FASB”) with respect to the financial information contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012.
As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, we adopted the amended accounting guidance related to the presentation of comprehensive income. This guidance requires that comprehensive income, the components of net income and the components of other comprehensive income be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. We elected to report comprehensive income and its components in a separate statement of comprehensive income. The adoption of this guidance did not impact our financial position or results of operations.
The following is a presentation of comprehensive income for fiscal years ended June 30:

Consolidated Statements of Comprehensive Income
(in millions)	2012	2011	2010
Net earnings	$1,069	$959	$642

Other comprehensive income/(loss), net of tax:
Net change in foreign currency translation adjustments	(34)	72	(97)
Net unrealized gain/(loss) on derivative instruments	(6)	(4)	24
Unrealized gain on investment in CareFusion	—	—	61
Reclassification of unrealized gain upon realization from sale of remaining investments in CareFusion	—	(61)	—
Total other comprehensive income/(loss), net of tax	(40)	7	(12)
Total comprehensive income	$1,029	$966	$630

The information included in this Current Report on Form 8-K is presented for information purposes only in connection with the reporting change described above and does not amend or restate our audited consolidated financial statements, which were included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012. This Current Report on Form 8-K does not reflect events occurring after we filed our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and does not modify or update the disclosures therein in any way, other than to illustrate the adoption of the amended accounting guidance as described above.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date:	February 19, 2013	By:	/s/ Stuart G. Laws
Stuart G. Laws
Senior Vice President and Chief Accounting Officer

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